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15 May 96  9:54am                                                 EXHIBIT 10(aa)


Liz Claiborne, Inc.
1441 Broadway
New York City




                                  May 15, 1996

Mr. Jerome A. Chazen
543 North Broadway
Upper Nyack, NY   10960


Dear Jerry:

      This letter sets forth our mutual agreements relative to your retirement from Liz Claiborne, Inc. (the "Company"), which shall be effective as of the close of the Company's upcoming Annual Meeting (the "Effective Date"), as follows:

      1. Positions. Assuming your reelection by the Company's Shareholders at the Annual Meeting, you shall serve as a Director of the Company through the 1997 Annual Meeting, during which term you shall have the title "Chairman Emeritus" and be entitled to such compensation as is generally provided to the Company's other non-management Directors. By your execution and delivery hereof, you shall be deemed to have retired from the Company and resigned, effective as of the Effective Date, from all of your other positions with the Company and all other entities within the Claiborne Group (as such term is defined and used in the Consulting Agreement between you and the Company referenced below (the "Consulting Agreement")), as well as any position held by you at the request of the Company or any entity within the Claiborne Group, including without limitation as (i) Chairman of the Board of the Company, (ii) a member of any Company committees (including without limitation any committee under any Company Retirement Plan (as such term is hereinafter defined)), and (iii) an employee, officer, director (except as aforesaid) or board or committee member of any entity within the Claiborne Group; provided that you shall continue to serve as a member of the Board of the Liz Claiborne Foundation during the Term of the Consulting Agreement, and thereafter for such additional period as you and the Company shall agree.

      2. General Release. Contemporaneously with our mutual execution and delivery of the Consulting Agreement, you shall deliver a general release in favor of the Company and the Claiborne Group in the form annexed hereto as Exhibit A. You hereby confirm (i) that your decision to retire was entirely voluntary and effected solely at your request, (ii) that you accept the arrangements contemplated by the Consulting Agreement

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referenced below in full and complete satisfaction of any severance obligations the Company may have to you, and (iii) that you were represented by counsel of your own choosing in connection with this letter agreement and the transactions contemplated hereby.

      3.    Retirement Plans.

            (a) You understand that, effective upon the Effective Date, you shall no longer participate in the Company's profit sharing or savings plans, or the related SERP (collectively, the "Company Retirement Plans"); you shall be entitled to receive credit to your respective accounts under such Plans in accordance with the terms thereof applicable to employees retiring with the consent of the Company, through the Effective Date.

            (b) With respect to your payout options under the Company Retirement Plans, you shall in accordance with the applicable provisions of such Plans deliver to the Company your directions as to your payout elections thereunder, on such forms as the Company shall provide to you for such purpose.

            (c) In full satisfaction of the Company's obligations to you under that certain unfunded deferred compensation arrangement established in 1992, the Company shall pay to you, and you shall accept, the sum of $1,692,541, which shall be paid to you, net of any applicable withholding, in a lump sum as soon as is practicable after the Effective Date.

      4. Life Insurance Policy. You may, at your option, take over ownership of the "portable" life insurance policy held by the Company on your life, in accordance with standard Company and insurer procedures with respect thereto.

      5. Consulting Agreement. Concurrently herewith, we have executed and delivered the Consulting Agreement, in the form previously agreed.

      6. Company Property. You shall, as soon as is practicable after the Effective Date, return to the Company or as it may direct, any Company property in your possession or under your control; provided that you may move the furniture currently used for your office to your new off site offices. You may, at your option, take over the Company's lease of the automobile presently supplied by the Company for your use, such to be at your own cost and expense.

      7. Further Assurances. Each of us shall provide, upon the request of the other, any documents (signed, if so requested) reasonably deemed necessary or appropriate by the other to confirm or evidence any of the foregoing matters.

      8. Miscellaneous. This letter agreement may be amended only in a writing executed by both parties. It shall be governed by the laws of the State of New York applicable to contracts made

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and to be wholly performed within such State, without reference to principles of conflicts of laws.

      If the foregoing letter correctly sets out our agreement and understanding, please return an executed copy to us, whereupon it shall constitute our legally binding agreement.

                                    Very truly yours,

                                    Liz Claiborne, Inc.

                                        /s/ Paul R. Charron
                                    By:________________________
                                    Authorized Signature



Agreed and accepted:

/s/ Jerome A Chazen
--------------------------
Jerome A. Chazen





























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                               Liz Claiborne, Inc.
                                  1441 Broadway
                                  New York City



                               as of May 17, 1996

Jerome A. Chazen
543 North Broadway
Upper Nyack, New York  10960

Dear Jerry:

            The undersigned Liz Claiborne, Inc. (the "Company") desires to engage you as a consultant, and you desire to be so engaged by the Company, all subject to the terms and conditions set forth in this letter agreement ("this Agreement"). As used in this Agreement, the term the "Claiborne Group" means and includes the Company and each of its subsidiaries and affiliated companies and ventures from time to time.

            Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

            1. Engagement; Term. The Company hereby engages you, and you hereby accept such engagement and agree to serve as a consultant to the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on May 18, 1996 and (unless sooner terminated as hereinafter provided) expiring on May 17, 1998 (such term being hereinafter referred to as the "Term").

            2.    Duties; Conduct.

                  (a) During the Term, you shall serve in the capacity of a senior advisor to the Company; as such, you shall render consulting services from time to time as hereinafter provided on such project or projects relating to the business, affairs and management of the Claiborne Group as may be reasonably selected and/or delegated to you by the Board of Directors of the Company ("Board of Directors") and/or the Company's Chief Executive Officer. The specific consulting services requested of you shall be limited to those of a senior executive nature and shall be reasonably acceptable to you.

                  (b) To the extent practicable, the services to be provided by you shall be performed at such times as are reasonably convenient to you. The Company acknowledges that you may have other activities, obligations and engagements which may command your time and attention and the Company will exercise its best efforts, in calling
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upon your services hereunder, to respect such other commitments. Your services may require travel; domestic travel shall be as reasonably required and foreign travel shall be as we shall mutually agree. Your services (including travel time) shall not require more than 15 days per fiscal quarter of the Company without your consent, although you shall not be entitled to any greater or lesser compensation for rendering services for a greater or lesser period of time.

                  (c) During the Term, you agree to make yourself available to perform the consulting services referred above in accordance with the provisions hereof, and to apply your best efforts to perform such services faithfully and diligently, and to the best of your ability; and not take any action or conduct yourself in any manner which would reasonably be expected to harm the reputation or goodwill of the Claiborne Group.

            3.    Compensation, Benefits and Expenses.

                  (a) As full compensation for all services to be provided by you hereunder during the Term, the Company will pay you and you will accept consulting fees at an annual rate of Four Hundred Thousand Dollars ($400,000). Such consulting fees will be paid in installments in accordance with the Company's standard practice regarding salary payments to its senior-most executives from time to time in effect.

                  (b) During the Term, you will continue to participate, on the same basis as heretofore, in accordance with and subject to the respective terms and conditions thereof as to eligibility and otherwise, in the Company's medical, dental, long-term disability and standard life insurance programs (subject to insurability at standard rates, it being understood and agreed that if insurance becomes unavailable at standard rates, the Company shall maintain the insurance provided that the difference in premiums between standard and actual rate is paid by you). In addition, for a period of eighteen months subsequent to the expiration of the Term, the Company shall provide you with coverages substantially identical to those provided to its senior-most executives under its medical and dental insurance programs, such that your "COBRA" rights, under which you may continue your existing medical coverages for an additional 18 months at your own expense, shall be deemed to commence after the expiration of such initial eighteen month period.

                  (c) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary vouchered out-of-pocket business expenses as may be incurred by you during the Term in the performance of the duties and responsibilities assigned to you under this Agreement. Such expenses shall include an office allowance of up to $25,000 per year of the Term. With respect to any projects requiring that you travel in accordance with the terms hereof, you shall be entitled to reimbursement of business class airfare and first class hotel accommodations.

            4.    Termination.

                  (a) The Term will terminate at the election of the Company for Cause immediately (subject, with respect to subparagraph (i) below, to the cure period


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provided therein) upon notice from the Company to you. As used herein, the term
"Cause" means:

                  (i) Your willful or intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company;

                  (ii) Any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") affecting the Claiborne Group or any customer, supplier or employee of the Claiborne Group; or

                (iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud, after exhaustion of all appeals taken therefrom.

                  (b) For purposes of this Section 4, no act, or failure to act, on your part shall be deemed "willful" or "intentional" if done, or omitted to be done, by you with reasonable belief on your part that your action or omission was in the best interests of the Claiborne Group.

                  (c) The Company shall provide you with a prompt hearing before the Board of Directors (at which you may be accompanied by counsel) prior to any termination for Cause hereunder.

                  (d) The Term will terminate forthwith upon your resignation, death or, at the Claiborne Group's option, upon your disability; provided that in the event that you shall die or become disabled during the Term, the Company shall continue to pay through May 17, 1998 your consulting fee provided in paragraph 3(a) to your estate or personal representative; provided further that in the event of death, upon request of your estate, all remaining payments shall be paid to your estate in a lump sum, discounted at 8%, as promptly as reasonably practicable.

            5.    Confidential Information.

                  (a) The Claiborne Group owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Proprietary Information"). Proprietary Information includes not only information disclosed by the Claiborne Group to you, but also information developed or learned by you during the course or as a result of your prior employment or your engagement hereunder, which information you acknowledge is and shall be the sole and exclusive property of the


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Claiborne Group. Proprietary Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Claiborne Group is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Claiborne Group, whether or not such information is specifically labelled as Proprietary Information by the Claiborne Group. By way of example and without limitation, Proprietary Information includes any and all information developed, obtained or owned by the Claiborne Group concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Proprietary Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person; or (iii) which you are required to disclose by applicable law or regulation (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information).

                  (b) You acknowledge and agree that in the performance of your duties hereunder the Claiborne Group may from time to time disclose to you and entrust you with Proprietary Information. You also acknowledge and agree that the unauthorized disclosure of Proprietary Information, among other things, may be prejudicial to the Claiborne Group's interests, an invasion of privacy and an improper disclosure of trade secrets. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of your assigned duties and for the benefit of the Claiborne Group, any Proprietary Information, either during your term of engagement or thereafter.

                  (c) You and the Company agree that you shall not disclose to the Claiborne Group or use for the Claiborne Group's benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent you have any such secrets or information.

                  (d) The provisions of this Section 5 shall survive the termination or expiration of this Agreement and the Term.

            6.    Restrictive Covenants.

                  (a) You acknowledge and agree that you have and will continue to develop a personal acquaintance and relationship with one or more of the Claiborne Group's customers, employees, suppliers and independent contractors, and consequently, you agree


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that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Claiborne Group that you make the covenants contained in this Section 6.

                  (b) You agree that, until the later of (i) the first anniversary of the Effective Date, and (ii) thirty days after the end of the Term hereof, you shall not, directly or indirectly, without the express prior written consent of the Board of Directors,

                   (i) be or become employed or engaged as an employee of or
                       consultant to, or exercise control over, any business which directly competes with any business presently operated by the Company or any member of the Claiborne Group; provided that the written consent of the Board of Directors permitting your activities under this clause
                       (i) shall not be unreasonably withheld or delayed;

                  (ii) persuade or seek to persuade any customer of the
                       Claiborne Group to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Claiborne Group, whether or not the relationship between the Claiborne Group and such customer was originally established in whole or in part through your efforts;

                 (iii) seek to employ or engage, or assist anyone else to seek to employ or engage, any Protected Person or Entity; or

                  (iv) knowingly interfere in any manner in the relationship of the Claiborne Group with any of its suppliers or independent contractors, whether or not the relationship between the Claiborne Group and such customer, supplier or independent contractor was originally established in whole or in part by your efforts.

As used in this Section 6, (i) the terms "customer" and "supplier" shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Claiborne Group or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of your engagement hereunder; and (ii) the term "Protected Person or Entity" shall mean and include (A) any person who was at any time during the period January 1, 1995 through the end of the Term hereof an employee of any entity within the Claiborne Group, other than your personal assistant, (B) any person or entity who or which, at any time during the period January 1, 1995 through the date hereof was a contractor or supplier to the Company (1) who or which (x) provided material manufacturing, marketing, sales, financial or management consulting services to any entity within the Claiborne Group, or (y) was a supplier of apparel or related goods or components thereof to the Claiborne Group, and (2) with whom you had regular or significant contact as an employee of the Company, and (C) any person or entity with whom you had substantive meetings or discussions at the direction of the Company hereunder during the Term hereof.



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                  (c) You agree that, during the Term, and for a period of 90 days thereafter, you will not willfully or intentionally (such phrase to have the meaning ascribed to it in Section 4(b) above) take any action which is intended, or would reasonably be expected, to materially injure the reputation, business or business relationships of the Claiborne Group or which is intended, or would reasonably be expected, to lead to unfavorable publicity to the Claiborne Group.

                  (d) The provisions of this Section 6 shall survive the termination or expiration of this Agreement and the Term to the extent herein provided.

            7. Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 5 or 6 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 5 or 6, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum. The provisions of this Section 7 shall survive the termination or expiration of this Agreement and the Term.

            8. No Conflict. You covenant that you shall not become party to or subject to any agreement, contract, understanding or covenant, or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Claiborne Group in all of the respects contemplated hereby.

            9. Indemnification; Cooperation. (a) The Company hereby confirms to and agrees with you with respect to any and all matters arising out of or in connection with your prior employment by the Company or your engagement as a consultant hereunder, that you shall continue to be entitled to receive the benefits of all indemnification provisions contained in the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof, notwithstanding any changes therein made after the date hereof, to the fullest extent permitted by applicable law at the time of the assertion of any liability against you. Without limiting the generality of the foregoing, the Company hereby covenants and agrees that you shall be entitled to receive any and all indemnification to which you would have been entitled had you remained an officer or director of the Company after the date hereof, including, without limitation, such indemnification benefits as may hereafter be extended or otherwise made available by the Company to its senior executive officers.

                  (b) You shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal proceedings in which your assistance may be requested by the Company. Such cooperation shall include, among other things, making documents in your custody or control available to the Company or its counsel, making yourself available for interviews by the Company or its counsel, and making yourself available to appear as a witness, at deposition, trial or


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otherwise. Any reasonable and necessary vouchered out-of-pocket expenses incurred by you in fulfilling your obligations under this paragraph 9(b) shall be reimbursed by the Company.

                  (c) The provisions of this Section 9 shall survive the termination or expiration of this Agreement and the Term.

            10. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth in Exhibit A or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

            11.   Miscellaneous.

                  (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                  (b) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company, but no assignment by the Company shall release the Company from its obligations hereunder, and the Company shall not assign this Agreement to any entity outside of the Claiborne Group except in connection with a sale of all or substantially all of the assets of the Company.

                  (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.



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                  (d) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.

                  (e) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 5 or 6 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) you make a claim in good faith against the Company under this Agreement, or the Company makes a claim against you under this Agreement, (ii) the party charged disputes such claim, and (iii) you prevail in whole or in part with respect to such disputed claim, then the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorney's fees) incurred by you in pursuing or defending such disputed claim.

                  (f) This Agreement, together with the letter agreement between us dated May 15, 1996 (which include any Exhibits and Annexes hereto or thereto), sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                  (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections .

                  (h) The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term, or of this Agreement, shall so survive such termination.

                  (i) In rendering the services to be rendered by you hereunder, you shall be an independent contractor, and you shall not, without the prior express direction of the Company, be authorized to bind the Company in any manner whatsoever.



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            Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.


                                Very truly yours,

                                Liz Claiborne, Inc.


                                By: /s/ Paul R. Charron
                                   -------------------------------------
                                   Name:
                                   Title:


Accepted and Agreed:


/s/ Jerome A. Chazen
---------------------------
Jerome A. Chazen



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                                    EXHIBIT A


                              Addresses for Notice

If to Liz Claiborne, Inc.:

            Liz Claiborne, Inc.
            1441 Broadway
            New York, NY  10018
            Attention:  CEO
            Facsimile:  (212) 626-1803
            Confirm:    (212) 626-3500

              - and -

            Liz Claiborne, Inc.
            One Claiborne Avenue
            North Bergen, NJ  07094
            Attention:  General Counsel
            Facsimile:  (201) 295-7851
            Confirm:    (201) 295-7830

If to You:

            To your address set forth on the first page of this Agreement

            Facsimile:  (914)
            Confirm:    (914) 353-3596

      With a copy to:

            Henry P. Baer, Esq.
            Skadden Arps
            919 Third Avenue
            New York, New York  10022
            Facsimile:  (212) 735-3743
            Confirm:    (212) 735-2910

                  - and-

            Sherwin Kamin, Esq.
            Kramer Levin
            919 Third Avenue
            New York, New York  10022
            Fascimile:  (212) 715-8000


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            Confirm:      (212) 715-9314




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